November 12, 2004



Merisel Board of Directors


Dear Board Members:

I have faithfully and loyally worked for Merisel for the past 11 1/2 years and have appreciated the opportunity. In the past few years, as President and Chief Executive Officer, I have helped return the Company from insolvency to a very strong financial position prepared for a successful future.

Given current circumstances, I hereby tender my resignation from the company effective 10 days after the date hereof per the terms of the Amended and Restated First Amendment to Retention Agreement dated July 1, 2004. I will begin transitioning my duties immediately per the instructions you have provided in the past few days. I will assist in providing an orderly transition and wish Merisel great success in the future.

This letter also serves as my resignation from all other positions within Merisel or its subsidiaries including my position as Director on the Board of Merisel subject to the terms of the Amended and Restated First Amendment to Retention Agreement dated July 1, 2004.

I hereby deliver to the Company a Waiver, Release and Confidentiality Agreement on the form provided to me by the Company.

Sincerely,




Timothy N. Jenson